KeyBank

Statement of Compliance
January 1, 2013 - December 31, 2013 (the 'reporting period')

I, Diane Haislip, in my capacity as Senior Vice President of KeyBank National Association successor by merger to KeyCorp Real Estate Capital Markets, Inc., (KeyBank), do hereby state that:

    *    A review of the Primary Servicing and Master Servicing activites of KeyBank during the reporting period and of its performance, under the Pooling and Servicing Agreement dated as of March 1, 2012 relating to Mortgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C4 and the Pooling and Servicing Agreement dated as of July 1, 2012 relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2012-C5 (collectively, the "Agreements"), has been made under my supervision, and,

    *    To the best of my knowledge, based on such review, KeyBank has fulfilled all of its obligations under the Agreements in all material respects throughout the reporting period.

By:                                                                                          Date: March 11, 2014

/s/ Diane Haislip
Diane Haislip, Senior Vice President

KeyBank National Association
11501 Outlook Street. * Suite 300 * Overland Park, KS 66211
Toll Free (888) 979-1200 * Direct (913) 317-4100 * www.keybank.com